Exhibit 99

Marine Products Corporation Reports Second Quarter 2017 Financial Results

ATLANTA, July 26, 2017 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2017. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards, Vortex Jet Boats and the Surf Series of Chaparral SSi and SSX Sportboats and Sunesta Sportdecks. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended June 30, 2017, Marine Products generated net sales of $71,484,000, a 9.9 percent increase, compared to $65,066,000 in the same period of the prior year. The increase in net sales was due to a 3.3 percent increase in unit sales and a 5.1 percent increase in the average selling price per boat. During the quarter we generated higher unit sales in our Robalo sport fishing boats and our Chaparral H2O models. Average selling prices increased during the quarter due to a favorable model mix within all of our model lines.

Gross profit for the quarter was $16,287,000, an 18.0 percent increase compared to gross profit of $13,808,000 in the same period of the prior year. Gross profit for the second quarter increased compared to the prior year due to higher net sales. Gross margin was 22.8 percent in the second quarter of 2017, compared to 21.2 percent in 2016. Gross margin improved during the second quarter of 2017 as compared to the prior year due to the increase in average selling prices as well as manufacturing efficiencies resulting from higher production.

Operating profit for the quarter was $8,722,000, an increase of 29.9 percent, compared to $6,712,000 in the second quarter of last year. Selling, general and administrative expenses were $7,565,000 in the second quarter of 2017, an increase of 6.6 percent compared to the second quarter of 2016. Selling, general and administrative expenses increased compared to the prior year due to expenses that increase with higher activity levels, as well as increased compensation expense consistent with improved profitability. Selling, general and administrative expenses were 10.6 percent of net sales during the second quarter of 2017, a slight decrease compared to 10.9 percent of net sales during the same period of the prior year.

Net income for the quarter ended June 30, 2017 was $6,119,000, an increase of $1,301,000 or 27.0 percent, compared to net income of $4,818,000 for the second quarter of 2016. Diluted earnings per share were $0.18 in the second quarter of 2017, an increase of $0.05 per share compared to the second quarter of the prior year. Diluted earnings per share increased due to higher net income as well as a lower share count resulting from the Company’s open market share repurchases and partial tender offer conducted during the past year.

Net sales for the six months ended June 30, 2017 were $142,524,000, an increase of 10.7 percent compared to the first six months of 2016. Net income for the six-month period was $11,380,000 or $0.33 diluted earnings per share, compared to net income of $8,739,000, or $0.23 diluted earnings per share in the prior year.

Second Quarter 2017 Earnings Press Release

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our second quarter 2017 financial results reflect the continuation of a strong 2017 retail selling season.  Our Robalo outboard sport fishing boats continued to sell well, especially the Robalo 302 and the Robalo 242.  We also generated strong sales volume within our Chaparral H2O outboards and our SSi and SSX Surf Series, both of which were new for 2017.

At the end of the second quarter of 2017, our order backlog was slightly lower and dealer inventory levels were higher than at this time last year, as we and our dealers prepare for the remainder of the 2017 retail selling season,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 26, 2017 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (877) 548-7906 or (719) 457-2647 for international callers and using the conference ID #9113877. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2016.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Second Quarter 2017 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter				Six Months
	2017	2016	% BETTER (WORSE)	2017	2016	% BETTER (WORSE)
Net Sales	$71,484	$65,066	9.9%	$142,524	$128,731	10.7%
Cost of Goods Sold	55,197	51,258	(7.7)	111,331	102,235	(8.9)
Gross Profit	16,287	13,808	18.0	31,193	26,496	17.7
Selling, General and Administrative Expenses	7,565	7,096	(6.6)	15,573	14,139	(10.1)
Operating Profit	8,722	6,712	29.9	15,620	12,357	26.4
Interest Income	57	151	(62.3)	108	243	(55.6)
Income Before Income Taxes	8,779	6,863	27.9	15,728	12,600	24.8
Income Tax Provision	2,660	2,045	(30.1)	4,348	3,861	(12.6)
Net Income	$6,119	$4,818	27.0%	$11,380	$8,739	30.2%

EARNINGS PER SHARE
Basic	$0.18	$0.13	38.5%	$0.33	$0.23	43.5%
Diluted	$0.18	$0.13	38.5%	$0.33	$0.23	43.5%

AVERAGE SHARES OUTSTANDING
Basic	34,936	38,363		34,934	38,330
Diluted	34,936	38,363		34,934	38,330

Second Quarter 2017 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2017	2016
ASSETS
Cash and cash equivalents	$3,834	$296
Marketable securities	4,846	14,343
Accounts receivable, net	5,207	4,817
Inventories	41,221	34,592
Income taxes receivable	1,279	-
Prepaid expenses and other current assets	1,629	1,791
Total current assets	58,016	55,839
Property, plant and equipment, net	13,518	12,753
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	12,941	33,102
Deferred income taxes	5,169	3,575
Other assets	9,070	10,546
Total assets	$102,487	$119,588

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$10,352	$6,345
Accrued expenses and other liabilities	14,358	12,446
Total current liabilities	24,710	18,791
Long-term pension liabilities	6,605	5,307
Other long-term liabilities	59	70
Total liabilities	31,374	24,168
Common stock	3,488	3,836
Capital in excess of par value	-	4,774
Retained earnings	69,742	88,569
Accumulated other comprehensive loss	(2,117)	(1,759)
Total stockholders' equity	71,113	95,420
Total liabilities and stockholders' equity	$102,487	$119,588